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                                                                      EXHIBIT 24

                       CONSENT OF INDEPENDENT ACCOUNTANTS



   We consent to the incorporation by reference in the following registration statements of Lyondell Petrochemical Company, Post-Effective Amendment No. 3 to Registration Statement on Form S-8 (No. 33-26866), Post Effective Amendment No. 3 to Registration Statement on Form S-8 (No. 33-26867), Registration Statement on Form S-8 (No. 33-31564), Registration Statement on Form S-8 (No. 33-32683), of our report dated February 10, 1995 on our audits of the consolidated financial statements of Lyondell Petrochemical Company as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is included in this Annual Report on Form 10-K.



                              COOPERS & LYBRAND L.L.P.



Houston, Texas
March 29, 1995